Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

First Business Financial Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1.  Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be paid	Equity	Common Stock, $0.01 par value per share	457(o)	$--	$--	$--	$--	$--
Fees to be paid	Equity	Preferred Stock, $0.01 par value per share	457(o)	--	--	--	--	--
Fees to be paid	Debt	Debt Securities(3)	457(o)	--	--	--	--	--
Fees to be paid	Equity	Warrants	457(o)	--	--	--	--	--
Fees to be paid	Equity	Subscription Rights	457(o)	--	--	--	--	--
Fees to be paid	Equity	Units	457(o)	--	--	--	--	--
Fees to be paid	Equity	Depositary Shares	457(o)	--	--	--	--	--
Fees to be paid	Unallocated (Universal Shelf)	(1)	457(o)	$75,000,000	N/A	$75,000,000	0.0000927	$6,952.50

Total Registration Fee           $75,000,000   N/A         $75,000,000             $6, 952.50

(1)The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered by this registration statement. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee. In no event will the aggregate maximum offering price of all securities issued under this registration statement exceed $75,000,000. The amount registered is not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D to Form S-3 under the Securities Act of 1933, as amended.